EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Federal Trust Corporation (the “Company”) on Form S-3 of our report dated March 7, 2006, relating to the consolidated financial statements of the Company as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005.

/s/ Hacker Johnson & Smith, P.A.

Fort Lauderdale, Florida

May 9, 2006